Exhibit 10(ee)
CenterPoint Energy, Inc.
Summary of Named Executive Officer Compensation
     The following is a summary of compensation paid to the named executive officers of CenterPoint Energy, Inc. (the “Company”). For additional information regarding the compensation of the named executive officers, please read the definitive proxy statement relating to the Company’s 2008 annual meeting of shareholders to be filed pursuant to Regulation 14A.
     Base Salary. The following table sets forth the annual base salary of the Company’s named executive officers effective April 1, 2008:

Name and Position	Base Salary
David M. McClanahan	$1,060,000
President and Chief Executive Officer

Gary L. Whitlock	$505,000
Executive Vice President and Chief Financial Officer

Scott E. Rozzell	$475,000
Executive Vice President, General Counsel and Corporate Secretary

Thomas R. Standish	$457,000
Senior Vice President and Group President — Regulated Operations

Byron R. Kelley	$390,000
Senior Vice President and Group President, Pipelines and Field Services
     Short Term Incentive Plan. Annual bonuses are paid to the Company’s named executive officers pursuant to the Company’s short term incentive plan, which provides for cash bonuses based on the achievement of certain performance objectives approved in accordance with the terms of the plan at the commencement of the year. Information regarding awards to the Company’s named executive officers under the short term incentive plan is provided in definitive proxy statements relating to the Company’s annual meeting of shareholders.
     Long Term Incentive Plan. Under the Company’s long term incentive plan, the Company’s named executive officers may receive grants of (i) stock option awards, (ii) performance share awards, (iii) performance unit awards and/or (iv) stock awards. The current forms of the applicable award agreements pursuant to the Company’s long term incentive plan are included as exhibits hereto.